Contact:	Investor Relations
212-810-3333
ahr-info@blackrock.com

Anthracite Capital Reports Full Year
and Fourth Quarter Earnings

New York – March 18, 2009 – Anthracite Capital, Inc. (NYSE:AHR) (the “Company” or “Anthracite”) today reported net income (loss) available to common stockholders for the fourth quarter of 2008 of $(3.89) per share, compared to $0.24 per share for the same three-month period in 2007. For the year ended December 31, 2008, net income (loss) available to common stockholders was $(2.96) per share, compared to $1.18 per share for the year ended December 31, 2007. (All currency amounts discussed herein are in thousands, except share and per share amounts.  All per share information is presented on a diluted basis.)

Operating Earnings (Deficit) (defined below) for the fourth quarters of 2008 and 2007 were $(0.52) and $0.31 per share, respectively.  Operating Earnings for the year ended December 31, 2008 and 2007 were $0.34 and $1.31 per share, respectively. Table 1, provided below, reconciles Operating Earnings to net income available to common stockholders. Dividends paid on common stock for the year ended December 31, 2008 were $0.92 per share.

Effect of Market Conditions on the Company’s Business & Recent Developments

During 2008 and particularly in the fourth quarter, global economic conditions continued to worsen, resulting in ongoing disruptions in the credit and capital markets, significant devaluations of assets and a severe economic downturn globally.  Assets linked to the U.S. commercial real estate finance market have been particularly affected as demand for such assets has sharply declined and defaults have risen, including for CMBS and commercial real estate loans.  Available liquidity, which began to decline during the second half of 2007, became scarce in 2008 and remains depressed into 2009.  Under normal market conditions, the Company relies on the credit and equity markets for capital to finance its investments and grow its business.  However, in the current environment, the Company is focused principally on managing its liquidity.

The recessionary economic conditions and ongoing market disruptions have had, and the Company expects will continue to have, an adverse effect on the Company and the commercial real estate and other assets in which the Company has invested.  These effects include:

•
Negative operating results.  The Company incurred net income (loss) available to common stockholders of $(210,878) for the year ended December 31, 2008 compared with $72,320 for the year ended December 31, 2007, driven primarily by significant net realized and unrealized losses, the incurrence of sizable provisions for loan losses (including the establishment of a general reserve) and a loss from equity investments compared with earnings in the prior year.  The establishment of a general reserve for loan losses was deemed necessary given the dramatic change in the prospects for loan performance as a result of significant property value declines in the fourth quarter.  The methodology for this general reserve is outlined in the Company's 2008 Annual Report on Form 10-K.

•
Adverse impact on liquidity and access to capital.  The Company’s cash and cash equivalents sharply decreased to $9,686 at December 31, 2008 from $91,547 at December 31, 2007 due to, among other things, an increase in the receipt and funding of margin calls and amortization payments under the Company’s secured credit facilities and reduced cash flow from investments.  In order to secure the amendment and extension of its secured credit facilities (including repurchase agreements) in 2008 with Bank of America, Deutsche Bank and Morgan Stanley, the Company agreed not to request new borrowings under the facilities.  Financings through collateralized debt obligations (“CDOs”), which the Company historically utilized, are no longer available, and the Company does not expect to be able to finance investments through CDOs for the foreseeable future.

•
Change in business objectives and dividend policy.  The Company is currently focused on managing its liquidity and, unless its liquidity position and market conditions significantly improve, anticipates no new investment activity in 2009.  In addition, the Company’s Board of Directors anticipates that the Company will only pay cash dividends on its preferred and common stock to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved.

These effects have led to the following adverse consequences for the Company:

•
Substantial doubt about the ability to continue as a going concern.  The Company's independent registered public accounting firm has issued an opinion on the Company's consolidated financial statements that states the consolidated financial statements have been prepared assuming the Company will continue as a going concern and further states that the Company's liquidity position, current market conditions and the uncertainty relating to the outcome of the Company's ongoing negotiations with its lenders have raised substantial doubt about the Company's ability to continue as a going concern.  The Company obtained agreements from its secured credit facility lenders on March 17, 2009 that the going concern reference in the independent registered public accounting firm's opinion to the consolidated financial statements is waived.

•
Breach of covenants.  Financial covenants in certain of the Company’s secured credit facilities include, without limitation, a covenant that the Company’s net income (as defined in the applicable credit facility) will not be less than $1.00 for any period of two consecutive quarters and covenants that on any date the Company’s tangible net worth (as defined in the applicable credit facility) will not have decreased by twenty percent or more from the Company’s tangible net worth as of the last business day in the third month preceding such date.  The Company’s significant net loss for the three months ended December 31, 2008 resulted in the Company not being in compliance with these covenants.   On March 17, 2009, the secured credit facility lenders waived this covenant breach.  In addition, the Company’s secured credit facility with BlackRock Holdco 2, Inc. (“Holdco 2”) requires the Company to immediately repay outstanding borrowings under the facility to the extent outstanding borrowings exceed 60% of the fair market value (as determined by the Company’s manager) of the shares of common stock of Carbon Capital II, Inc. (“Carbon II”) securing such facility.  As of February 28, 2009, 60% of the fair market value of such shares declined to approximately $24,840 and outstanding borrowings under the facility were $33,450.  On March 17, 2009, Holdco 2 waived this breach.  Additionally, in the first quarter of 2009, Anthracite Euro CRE CDO 2006-1 plc (“Euro CDO”) failed to satisfy its Class E overcollateralization and interest reinvestment tests.  As a result of Euro CDO’s failure to satisfy these tests, half of each interest payment due to the Company, as the Euro CDO’s preferred shareholder, will remain in the CDO as reinvestable cash until the tests are cured.  However, since the Euro CDO’s preferred shares were pledged to one of the Company’s secured lenders in December 2008, the cash flow was already being diverted to pay down that lender’s outstanding balance.

•
Inability to satisfy margin call.  During the first quarter of 2009, the Company received a margin call of $46,300 and C$5,300 from one of its secured credit facility lenders.  On March 17, 2009, the lender waived this event of default until April 1, 2009 and the secured credit facility lenders agreed to waive the right to make margin calls until April 1, 2009.

•
Reduction or elimination of dividends.  Due to current market conditions and the Company’s current liquidity position, the Company’s Board of Directors anticipates that the Company will pay cash dividends on its stock only to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved and market values of commercial real estate debt show signs of stability.  The Board of Directors did not declare a dividend on the Company’s common stock for the fourth quarter of 2008 since the Company’s 2008 net taxable income distribution requirements under REIT rules were satisfied by distributions made for the first three quarters of 2008.  The Board of Directors also did not declare a dividend on the common stock and the Company’s preferred stock for the first quarter of 2009.  To the extent the Company is required to make distributions to maintain its qualification as a REIT in 2009, the Company anticipates it will rely upon temporary guidance that was recently issued by the Internal Revenue Service (“IRS”), which allows certain publicly traded REITs to satisfy their net taxable income distribution requirements during 2009 by distributing up to 90% in stock, with the remainder distributed in cash.  The terms of the Company’s preferred stock prohibit the Company from declaring or paying cash dividends on the common stock unless full cumulative dividends have been declared and paid on the preferred stock.

The Company continues to negotiate with its secured credit facility lenders to obtain longer term waivers of the aforementioned events of default and covenant breaches and to obtain amendments of the facility documents in order to position the Company to have sufficient liquidity to fund operations for the next twelve months.  Such amendments may include forbearance of lenders' rights to make margin calls and the elimination or waiver of certain financial covenants.  There, however, can be no assurance that the Company will successfully reach agreement with its lenders on such waivers and amendments.

An event of default under any of the Company’s facilities, absent a waiver, would trigger cross-default and cross-acceleration provisions in all of the Company’s other facilities and, if such debt were accelerated, would trigger a cross-acceleration provision in the indenture governing the Company’s convertible senior unsecured notes (with an aggregate principal amount of $80,000).  In such an event, the Company would be required to repay all outstanding indebtedness under its secured credit facilities and the convertible senior unsecured notes indenture immediately.  The Company would not have sufficient liquid assets available to repay such indebtedness and, unless the Company were able to obtain additional capital resources or waivers, the Company would be unable to continue to fund its operations or continue its business.

Secured credit facilities waivers

On March 17, 2009, the Company received waivers concerning covenant breaches from its secured credit facility lenders as described above. In addition, the Company's secured credit facility lenders agreed to permanently waive minimum liquidity covenants in the facilities.  In connection with the waivers, the Company has agreed to pay $6 million to each of Morgan Stanley and Bank of America and $3 million to Deutsche Bank.

CDO Tests

Interest Coverage and Overcollateralization Tests (“Cash Flow Triggers”)

Four of the seven CDOs issued by the Company contain tests that measure the amount of overcollateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cash flow that would otherwise be distributed to more junior classes of securities (including those held by the Company) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied.  Therefore, failure to satisfy the coverage tests could adversely affect cash flows received by the Company from the CDOs and thereby the Company's liquidity and operating results. The trigger percentages in the chart below represent the first threshold at which cash flows would be redirected. Using current credit expectations the Company projects cash flow from the six U.S. Denominated CDOs of approximately $42,000 in 2009 and $40,000 in 2010.

Generally, the overcollateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the overcollateralization test. As a result, ratings downgrades can reduce the principal balance of the assets used in the overcollateralization test relative to the corresponding liabilities in the test, thereby reducing the overcollateralization percentage. In addition, actual defaults of an asset would also negatively impact compliance with the overcollateralization tests. A failure to satisfy an overcollateralization test on a payment date could result in the redirection of cash flows.

Weighted Average Life, Minimum Weighted Average Recovery Rate, and the Weighted Average Rating Factor (“Collateral Quality Tests”)

The ability of EURO CDO to trade securities within its portfolio is dependent on passing the collateral quality tests. Collateral quality tests limit the ability of the Company’s CDOs to trade securities within its portfolio.  If one of these tests fails, then any subsequent trade will either have to maintain or improve the result of the test or the trade cannot be executed.  Any excess cash from principal paydowns are not used to pay down the bonds issued by the CDO but can be used for additional investments until the end of the reinvestment period, which is February 2012.

One of the Euro CDO’s more significant tests is the weighted average rating test which is impacted when credit rating agencies downgrade the underlying CDO collateral.  Ratings downgrades of assets in the Company’s CDOs can negatively impact compliance with the overcollateralization tests when an asset is downgraded to Caa3 or below. The Company is permitted to actively manage the Euro CDO collateral pool to facilitate compliance with this test through end of February 2012, the reinvestment period.  After the reinvestment period, there are limited circumstances under which trades can be executed.  The Company’s ability to remain in compliance is limited by the amount of securities held outside of the Euro CDO and by the Company’s inability to purchase new assets given its liquidity position.

The chart below is a summary of the Company’s CDO compliance tests as of December 31, 2008.  During the first quarter of 2009, the Euro CDO failed to satisfy its Class E overcollateralization and interest reinvestment tests.

Cash Flow Triggers	CDO I	CDO II	CDO III	CDO Euro
Overcollateralization
Current	125.1%	123.5%	116.7%	116.4%
Trigger	115.6%	113.2%	108.9%	116.4%
Pass/Fail	Pass	Pass	Pass	Pass
Interest Coverage
Current	175.4%	196.7%	254.0%	116.4%
Trigger	108.0%	117.0%	111.0%	116.4%
Pass/Fail	Pass	Pass	Pass	Pass

Collateral Quality Tests	CDO I	CDO II	CDO III	CDO Euro
Weighted Average Life Test
Current	N/A	N/A	N/A	3.93
Trigger	N/A	N/A	N/A	8.00
Pass/Fail	N/A	N/A	N/A	Pass
Minimum Weighted Average Recovery Rate Test				Moody’s
Current	N/A	N/A	N/A	22.4%
Trigger	N/A	N/A	N/A	18.0%
Pass/Fail	N/A	N/A	N/A	Pass
Weighted Average Rating Factor Test				Moody’s
Current	N/A	N/A	N/A	2721
Trigger	N/A	N/A	N/A	2740
Pass/Fail	N/A	N/A	N/A	Pass

Management Agreement

On March 11, 2009, the Company’s unaffiliated directors approved the First Amendment and Extension to the Amended and Restated Investment Advisory Agreement, dated as of March 31, 2008, between the Company and the Manager (as amended, the “Management Agreement”). The Management Agreement will expire on March 31, 2010, unless extended.  For the full one-year term of the renewed contract, the Manager has agreed to receive all management fees and any incentive fees in the Company's common stock subject to (i) the common stock continuing to be listed on the New York Stock Exchange and (ii) if stockholder is required for any issuance of the common stock, such stockholder approval has been obtained. If the common stock is at any time not listed on the New York Stock Exchange or if stockholder approval is required for any issuance of the common stock and such required stockholder approval has not been obtained, such fees will be payable in cash.  The unaffiliated directors and the Manager may also mutually agree to defer the payment of the management fee and the incentive fee, in whole or in part.  Such deferred fees will be payable in cash unless the unaffiliated directors and the Manager mutually agree otherwise.

Net realized and unrealized gain (loss)
Upon the adoption of FAS 159 on January 1, 2008, the Company elected to have the changes in the estimated fair value of its trading securities (formerly classified as available-for-sale) and long-term liabilities recorded in earnings.  The loss of $144,304 for the three months ended December 31, 2008 was comprised of net realized loss on securities and swaps held-for-trading of $18,151, unrealized loss on securities held-for-trading of $617,290 and unrealized loss on swaps classified as held-for-trading of $60,662, offset by unrealized gain on liabilities of $551,799.  During the fourth quarter, the value of the Company’s long-term liabilities declined by less than the offsetting decrease in the value of its CMBS securities.  This was primarily a result of increasing market pressure on CMBS assets while CDO spreads have performed relatively better (although still at very high levels).

Commercial Real Estate Loans
The Company recorded a provision for loan losses of $121,986 for the three months ended December 31, 2008, $100,953 of which relates to six loans with an aggregate principal balance of $155,172 and accrued interest of $2,316.  The loans are in various stages of resolution and due to the estimated fair value of the underlying collateral being below the principal balance of the loans, the Company does not believe the full collectability of the loans is probable.  In addition to these six loans, the Company recorded a general provision of $21,033 due to the dramatic decline in the commercial real estate market during the fourth quarter of 2008 and the resulting negative impact on the prospects for loan performance.  The general loan loss provision methodology is more fully described in the Company’s 2008 Annual Report on Form 10-K.

The chart below summarizes the outstanding principal balance, carrying value, and loan loss reserves for the commercial real estate loans held directly by the Company at December 31, 2008.

	Outstanding Principal Balance	Carrying Value	Loan Loss Reserve	Net Carrying Value
Retail	$303,809	$294,188	$-	$294,188
Office	193,123	196,230	19,586	176,644
Multifamily	190,272	189,936	98,664	91,272
Various	108,089	117,173	-	117,173
Storage	68,184	68,073	-	68,073
Land	25,000	25,000	25,000	(0)
Hotel	14,468	13,332	-	13,332
Industrial	11,085	11,075	-	11,075
Other	4,035	3,983	-	3,983
	$918,065	$918,990	$143,250	775,740
		General loan loss reserve		(21,033)
		Net Carrying Value		$754,707

Earnings from Equity Investments
Also included in commercial real estate loans are the Company's investments in Carbon Capital, Inc. (“Carbon I” and, together with Carbon II, the “Carbon Funds”) and Carbon II, which are managed by the Company’s manager.  For the quarters ended December 31, 2008 and 2007, the Company recorded a loss of $(56,132) and income of $3,112 for the Carbon Funds, respectively. The investment periods for the Carbon Funds have expired and no new portfolio additions are expected.

The Company's investments in the Carbon Funds were as follows:

	December 31, 2008	December 31, 2007
Carbon I	$1,713	$1,636
Carbon II	39,158	97,762
	$40,871	$99,398

Carbon II recorded a provision for loan losses of $221,560 for the three months ended December 31, 2008 which includes a general provision of $4,838 and a provision of $216,722 related to seven loans with an aggregate principal balance of $281,583 and accrued interest of $15,492.  Carbon II also recorded a loss on real estate, held for sale, of $12,363 for the three months ended December 31, 2008 related to a rental property in Florida acquired upon the default of a mezzanine loan during 2007.  The assets are in various stages of resolution and due to the estimated fair value of the underlying collateral being below the principal balance of the assets, Carbon II does not believe the full collectability of the assets is probable.  The Company incurs its share of Carbon II’s operating results through its approximately 26% ownership interest in Carbon II.

On June 26, 2008, the Company invested $30,886 in RECP Anthracite International JV Limited (“AHR International JV”). AHR International JV invests in investments backed by non-U.S. real estate assets.  The other shareholder in AHR International JV is managed by or otherwise associated with an affiliate of Credit Suisse.  As of December 31, 2008, included in commercial real estate loans is the carrying value of the Company’s investment in AHR International JV of $28,199.  The Company recorded income of $2,593 for the year ended December 31, 2008 related to AHR International JV.  In January 2009, in connection with the amendment and extension of the Company's credit facility with Morgan Stanley, the Company transferred its entire interest in Anthracite International JV's sole investment, a non-U.S. commercial mortgage loan, to AHR Capital MS Limited, a wholly owned subsidiary of the Company, which then posted the asset as additional collateral under the facility.

The Company may invest up to $5,000 (a 10% interest) in Anthracite JV LLC (“AHR JV”).  AHR JV invests in U.S. CMBS rated higher than BB. The other member in AHR JV is managed by or otherwise associated with an affiliate of Credit Suisse.  As of December 31, 2008, the carrying value of the Company’s investment in AHR JV was $448 and the Company recorded a net loss of $903 for the year ended December 31, 2008.  The net loss was comprised of a loss of $1,014 related to the decline in the estimated fair value of the CMBS, offset partially by interest income of $111.

Commercial Real Estate Securities
The Company considers CMBS where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS ("Controlling Class CMBS").  The Company owns Controlling Class CMBS issued in 1998, 1999 and 2001 through 2007.

The Company did not acquire any additional Controlling Class CMBS trusts during 2008.  At December 31, 2008, the Company owned 39 Controlling Class CMBS trusts with an aggregate underlying loan principal balance of $57,048,888.  Delinquencies of 30 days or more on these loans as a percent of current loan balances were 1.6% at December 31, 2008, compared with 0.99% at September 30, 2008.

The chart below summarizes the par, weighted average coupon, market value, adjusted purchase price and fourth quarter 2008 estimated loss assumptions for the Company’s U.S. dollar denominated Controlling Class CMBS:

Vintage	Par	Weighted Average Coupon	Market Value	Adjusted Purchase Price	Estimated Collateral Losses
1998	$261,267	6.16%	$144,855	$210,589	$50,650
1999	7,604	6.85%	1,217	7,083	2,318
2001	34,790	6.08%	12,685	27,794	13,610
2002	2,300	5.68%	1,077	2,260	9,678
2003	78,209	4.93%	22,137	53,496	36,628
2004	75,445	5.12%	11,923	47,602	97,715
2005	234,207	5.17%	20,357	115,733	155,563
2006	421,066	5.24%	29,633	94,286	193,884
2007	629,876	5.17%	34,830	134,801	393,257
Total	$1,744,764	5.35%	$278,714	$693,644	$953,303

During the year ended December 31, 2008, six securities in one of the Company’s Controlling Class CMBS was upgraded by at least one rating agency and forty two securities in one of Controlling Class CMBS were downgraded.  Additionally, at least one rating agency upgraded fourteen of the Company’s non-Controlling Class commercial real estate securities and downgraded ten.

Summary of Commercial Real Estate Assets
A summary of the Company’s commercial real estate assets with estimated fair values in local currencies and U.S. dollars at December 31, 2008 is as follows:

		Commercial Real Estate Securities (1)		Commercial Real Estate Loans (2)	Commercial Real Estate Equity	Commercial Mortgage Loan Pools	Total Commercial Real Estate Assets	Total Commercial Real Estate Assets (USD)	% of Total
United States Dollar (“USD”)		$805,573		$264,219	-	$1,022,105	$2,091,897	$2,091,897	74.9%
Great British Pound (“GBP”)		£9,321		£43,662	-	-	£52,983	76,176	2.8%
Euro (“EUR”)		€40,826		€352,649	-	-	€393,475	546,947	19.6%
Canadian Dollar (“CAD”)	$	C62,660	$	C6,285	-	-	$ C68,945	55,849	2.0%
Japanese Yen (“JPY”)		¥859,457		-	-	-	¥859,457	9,482	0.3%
Swiss Francs (“CHF”)		-	CHF 23,976		-	-	CHF 23,976	22,527	0.8%
Indian Rupees (“INR”)		-		-	Rs 455,532	-	Rs 455,532	9,350	0.3%
General loan loss reserve		-		$(21,033)	-	-	$(21,033)	$(21,033)	(0.7)%
Total USD Equivalent		$935,963		$823,777	$9,350	$1,022,105	$2,791,195	$2,791,195	100.0%

(1) Includes the Company’s investment in AHR JV of $448 at December 31, 2008.
(2) Includes the Company's investments in the Carbon Capital Funds of $40,871 and AHR International JV of $28,199 at December 31, 2008.

The Company has foreign currency exposure related to its non-U.S. dollar denominated net assets.  The Company’s primary currency exposures are to the Euro, British Pound Sterling and Canadian Dollar. Changes in currency rates can adversely impact the estimated fair value and earnings of the Company’s non-U.S. dollar denominated holdings.  During 2008, the Company mitigated this impact by utilizing local currency-denominated financing for its non-U.S. dollar denominated investments and foreign currency forward commitments and currency swaps to hedge its net foreign currency exposure.  For the three months ended December 31, 2008, the Company recorded a net foreign currency gain of $6,163 on the consolidated statement of operations and a net foreign currency loss of $598 in accumulated other comprehensive loss on the consolidated statement of financial condition, resulting in a net economic foreign currency gain of $5,565.

As of January 2009, the Company no longer uses various currency instruments to hedge the capital portion of its foreign currency risk.  The Company discontinued the use of such instruments in an effort to avoid cash outlays caused by the requirement to mark these instruments to market.  The Company has been primarily focused on preserving cash to pay down secured lenders and maintaining these hedges creates unpredictable cash flows as currency values move in relation to each other.

Book Value
The chart below compares book value per share at December 31, 2008 and December 31, 2007.

	12/31/08	12/31/2007
Total Stockholders' Equity	$617,492	$451,371
Less:
Series C Preferred Stock Liquidation Preference	(57,500)	(57,500)
Series D Preferred Stock Liquidation Preference	(86,250)	(86,250)
Common Equity	$473,742	307,621
FAS 159 transition adjustment as of January 1, 2008		350,623
December 31, 2007 Common Equity, post-FAS 159		$658,244
Common Shares Outstanding	78,371,715	63,263,998
Book Value per Share	$6.04	$10.41
Book Value per Share, pre-FAS 159		$4.86

Reconciliation of Operating Earnings (Deficit) to Net Income (Loss) Available to Common Stockholders (Table 1)
The table below reconciles Operating Earnings with net income available to common stockholders:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating earnings (deficit) available to common stockholders	$(40,160)	$19,874	$24,469	$80,334
Net realized and unrealized gain (loss)	(144,304)	(1,347)	(62,960)	166
Incentive fee attributable to other gains	-	-	(9,916)	(1,495)
Net foreign currency gain (loss) and hedge ineffectiveness	5,817	2,317	3,457	5,784
Provision for loan loss and loss on impairment of assets	(121,986)	(5,435)	(165,928)	(12,469)
Net income (loss) available to common stockholders	$(300,632)	$15,409	$(210,878)	$72,320

The Company considers its Operating Earnings to be net income after operating expenses, income taxes and preferred dividends but before realized and unrealized gain (loss), incentive fees attributable to other income (loss), net foreign currency gain (loss), hedge ineffectiveness, provisions for loan losses and loss on impairment of assets.  The Company believes Operating Earnings to be an effective indicator of the Company’s profitability and financial performance over time.  Operating Earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates and expected losses on credit sensitive positions.

This release, including the reconciliation of Operating Earnings with net income available to common stockholders, is also available on the News section of the Company’s website at www.anthracitecapital.com.

Earnings Conference Call
The Company will host a conference call on March 18, 2009 at 9 a.m. (Eastern Time).  The conference call will be available live via telephone.  Members of the public who are interested in participating in Anthracite’s fourth quarter earnings teleconference should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. (eastern time) and reference the Anthracite Teleconference Call (number 88373548). Please note that the teleconference call will be available for replay beginning at 1:00 p.m. (eastern time) on Wednesday, March 18, 2009, and ending at midnight (eastern time) on Wednesday, March 25, 2009. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter conference identification number 88373548.

About Anthracite
Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities.  Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (“BlackRock”) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.307 trillion in global assets under management at December 31, 2008.  BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements
This release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment financial and capital markets or otherwise, which could result in changes in the value of the Company’s assets and liabilities, including net realized and unrealized gains or losses, and could adversely affect the Company’s operating results; (3) the amount and timing of any future margin calls and their impact on the Company's financial condition and liquidity; (4) the Company's ability to meet its liquidity requirements to continue to fund its business operations, including its ability to renew its existing facilities or obtain replacement financing, to meet margin calls and amortization payments under the facilities, to service debt and to pay dividends on its capital stock;  (5) the Company’s ability to obtain amendments and waivers in the event that a lender terminates a facility before the maturity date or debt obligations are accelerated due to a covenant breach or otherwise; (6) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (the “Manager”), the Company’s Manager; (7) the impact of increased competition; (8) the impact of future acquisitions or divestitures; (9) the unfavorable resolution of legal proceedings; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company or the Manager; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and the Company; (12) the ability of the Manager to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; and (15) the Company's independent registered public accounting firm’s opinion on the Company's consolidated financial statements that states that as a result of its liquidity position, current market conditions and the uncertainty relating to the outcome of its ongoing negotiations with its lenders substantial doubt has been raised about the Company’s ability to continue as a going concern.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2008 and Anthracite’s subsequent filings with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com.  The information contained on the Company’s website is not a part of this release.

 Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)
 (dollar amounts in thousands)

	December 31, 2008		December 31, 2007
ASSETS
Cash and cash equivalents		$9,686		$91,547
Restricted cash equivalents		23,982		32,105
RMBS		787		10,183
Commercial mortgage loan pools	$1,022,105		$1,240,793
Commercial real estate securities	935,963		2,274,151
Commercial real estate loans, (net of loan loss reserve of $165,928 in 2008)	823,777		1,082,785
Commercial real estate	9,350		9,350
Total commercial real estate		2,791,195		4,607,079
Derivative instruments, at estimated fair value		929,632		404,910
Other assets (includes $384 at estimated fair value in 2008)		72,087		101,886
Total Assets		$3,827,369		$5,247,710

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Short-term borrowings:
Secured by pledge of RMBS	$-		$8,958
Secured by pledge of commercial real estate securities	308,123		492,159
Secured by pledge of commercial mortgage loan pools	4,584		6,128
Secured by pledge of commercial real estate loans	167,625		244,476
Total short-term borrowings		$480,332		$751,721
Long-term borrowings:
Collateralized debt obligations (at estimated fair value in 2008)	564,661		1,823,328
Secured by pledge of commercial mortgage loan pools	999,804		1,219,094
Senior unsecured notes (at estimated fair value in 2008)	18,411		162,500
Junior unsecured notes (at estimated fair value in 2008)	5,726		73,103
Junior subordinated notes to subsidiary trust issuing preferred securities (at estimated fair value in 2008)	12,643		180,477
Convertible senior unsecured notes (at estimated fair value in 2008)	24,960		80,000
Total long-term borrowings		1,626,205		3,538,502
Total borrowings		2,106,537		4,290,223
Payable for investments purchased		-		4,693
Distributions payable		3,019		21,064
Derivative instruments, at fair value		1,018,927		442,114
Other liabilities		34,920		38,245
Total Liabilities		3,163,403		4,796,339
12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		-
12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		-

Stockholders' Equity:
Preferred Stock, 100,000,000 shares authorized;
9.375% Series C Preferred Stock, liquidation preference $57,500		55,435		55,435
8.25% Series D Preferred Stock, liquidation preference $86,250		83,259		83,259
Common Stock, par value $0.001 per share; 400,000,000 shares authorized;
78,371,715 shares issued and outstanding in 2008; and		78		63
63,263,998 shares issued and outstanding in 2007
Additional paid-in capital		787,678		691,071
Distributions in excess of earnings		(276,558)		(122,738)
Accumulated other comprehensive loss		(32,400)		(255,719)
Total Stockholders’ Equity		617,492		451,371
Total Liabilities and Stockholders' Equity		$3,827,369		$5,247,710

Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Operating Portfolio
Income:
Commercial real estate securities	$49,496	$51,253	$205,668	$194,579
Commercial mortgage loan pools	11,077	12,918	49,522	52,037
Commercial real estate loans	21,398	20,039	90,904	69,981
Earnings (loss) from equity investments	(56,139)	3,112	(53,630)	13,304
Commercial real estate	-	-	-	18,790
RMBS	56	113	145	3,981
Cash and cash equivalents	390	2,209	2,930	5,857
Total Income	26,278	89,644	295,539	358,529
Expenses:
Interest expense:
Short-term borrowings	8,912	11,903	38,381	52,195
Collateralized debt obligations	24,742	27,668	101,939	108,948
Commercial mortgage loan pools	11,037	12,294	47,516	49,527
Senior unsecured notes	3,085	3,180	12,232	9,613
Convertible senior notes	2,343	2,425	9,410	3,219
Junior unsecured notes	1,266	1,419	5,469	3,561
Junior subordinated notes	3,326	3,335	13,276	13,450
General and administrative expense	2,455	1,533	8,162	5,981
Management fee	2,632	2,606	11,918	13,468
Incentive fee	-	-	1,963	4,150
Incentive fee – stock based	(298)	282	1,128	2,427
Total Expenses	59,500	66,645	251,394	266,539
Income (loss) from the Operating Portfolio	(33,222)	22,999	44,145	91,990
Other loss:
Net realized and unrealized gain (loss)	(144,304)	(1,347)	(62,960)	166
Incentive fee attributable to other gains	-	-	(9,916)	(1,495)
Provision for loan loss	(121,986)	-	(165,928)	-
Foreign currency gain (loss)	6,163	2,642	3,268	6,272
Hedge ineffectiveness	(345)	(325)	189	(488)
Loss on impairment of assets	-	(5,435)	-	(12,469)
Total other loss	(260,472)	(4,465)	(235,347)	(8,014)
Income (loss) before taxes	(293,694)	18,534	(191,202)	83,976
Income taxes	(2,409)	-	(2,409)	-
Net income (loss)	(296,103)	18,534	(193,611)	83,976
Dividends on preferred stock	4,529	3,125	17,267	11,656
Net income (loss) available to Common Stockholders	$(300,632)	$15,409	$(210,878)	$72,320
Operating Earnings (Deficit):
Income from the operating portfolio after income taxes	$(35,631)	$22,999	$41,736	$91,990
Dividends on preferred stock	(4,529)	(3,125)	(17,267)	(11,656)
Operating Earnings (Deficit) available to common stockholders	$(40,160)	$19,874	$24,469	$80,334
Operating Earnings (Deficit) available to Common Stockholders per share:
Basic	$(0.52)	$0.31	$0.34	$1.32
Diluted	$(0.52)	$0.31	$0.34	$1.31
Net Income (Loss) available to Common Stockholders per share:
Basic	$(3.89)	$0.24	$(2.96)	$1.18
Diluted	$(3.89)	$0.24	$(2.96)	$1.18
Dividend declared per share of Common Stock	$-	$0.30	$0.92	$1.19

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS PER SHARE
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008*	2007	2008*	2007
Numerator:
Numerator for basic earnings per share	$(300,632)	$15,409	$(210,878)	$72,320
Interest expense on convertible senior notes	-	-	-	-
Dividends on Series E convertible preferred stock	-	-	-	-
Numerator for diluted earnings per share	$(300,632)	$15,409	$(210,878)	$72,320

Denominator:
Denominator for basic earnings per share— weighted average common shares outstanding	77,341,712	63,172,636	71,171,455	61,136,269
Dilutive effect of stock options	-	-	-	1,684
Assumed conversion of convertible senior notes	-	-	-	-
Assumed conversion of Series E convertible preferred stock	-	-	-	-
Dilutive effect of stock based incentive fee	-	316,320	-	237,240
Denominator for diluted earnings per share— weighted average common shares outstanding and common stock equivalents outstanding	77,341,712	63,488,956	71,171,455	61,375,193

Basic net income (loss) per weighted average common share:	$(3.89)	$0.24	$(2.96)	$1.18
Diluted net income (loss) per weighted average common share and common share equivalents:	$(3.89)	$0.24	$(2.96)	$1.18

* Convertible senior notes and Series E convertible preferred stock were anti-dilutive for the three months and year ended December 31, 2008.